Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A SENIOR CONVERTIBLE PREFERRED STOCK OF ZEVIA PBC

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Zevia PBC, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL DOES HEREBY CERTIFY:

FIRST: That, the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) authorizes the issuance of up to Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series and expressly vests the Board of Directors of the Corporation (the “Board”) with the authority to fix by resolution the number of shares constituting such series, the powers, designations, preferences and relative, participating, optional or other rights (if any), and the qualifications, limitations or restrictions thereof (if any), of the Preferred Stock, including, without limitation, the dividend rate, conversion rights, redemption price, the original issuance price and liquidation preference, of any series of shares of Preferred Stock, and to fix the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding); and

SECOND: That, pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board on October 21, 2026, adopted the following resolution designating a new series of Preferred Stock as “Series A Senior Convertible Preferred Stock,” which shall consist of 20,000 shares of the Preferred Stock, which the Corporation has the authority to issue:

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Section 4.3 of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Corporation designated as “Series A Senior Convertible Preferred Stock” is hereby authorized, and the designations, rights, preferences, powers, restrictions and limitations of the Series A Senior Convertible Preferred Stock shall be as follows:

TABLE OF CONTENTS

Page

1.	Designation		1
2.	Defined Terms		1
3.	Rank		8
4.	Dividends		8
	4.1	Accrual of Dividends	8
	4.2	Payment of Dividends	8
	4.3	Dividend Calculations	9
	4.4	Dividends on the Class A Common Stock	10
	4.5	Conversion Prior to or Following a Record Date	10
5.	Liquidation		10
	5.1	Liquidation	10
	5.2	Insufficient Assets	10
	5.3	Notice Requirement	10
6.	Voting		10
	6.1	As-Converted Voting	10
	6.2	Series A Consent Rights	11
7.	Redemption		12
	7.1	Fundamental Change Redemption	12
	7.2	Investor’s Redemption	12
	7.3	Fundamental Change Redemption Notice	12
	7.4	Investor Redemption Notice	13
	7.5	Insufficient Funds; Remedies For Nonpayment	13
	7.6	Surrender of Certificates	14
	7.7	Rights Subsequent to Redemption	14
8.	Conversion		14
	8.1	Holders’ Optional Right to Convert	14
	8.2	Mandatory Conversion	15
	8.3	Procedures for Conversion; Effect of Conversion	15
	8.4	Reservation of Stock	16
	8.5	No Charge or Payment	16
	8.6	Termination of Conversion Right in Connection with Redemption	16
	8.7	Adjustment to Conversion Price and Number of Conversion Shares	17
9.	Reissuance of Series A Preferred Stock		24
10.	Notices		24
11.	Amendments and Waiver		24
12.	Withholding		24
13.	Transfer Agent and Legends		24
	13.1	Restricted Stock Legend	24
	13.2	Other Legends	25
	13.3	Transfer Agent	25
	13.4	Transfer Taxes and Expenses	25

i

1.             Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Senior Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series (“Shares”) shall be 20,000 with an Original Issuance Price of $1,000.00 per Share. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein. The Series A Preferred Stock shall be issued in book-entry form on the Corporation’s share ledger, subject to the rights of holders to receive certificated Shares under the DGCL.

2.             Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Accreted Value” means, as of any date, the Original Issuance Price per Share plus all accrued and unpaid Dividends that have been added to the stated value as payment-in-kind and not paid in cash in accordance with Section 4.2.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, including any investment fund, vehicle or account sponsored or managed by such Person or any other Person that controls, is controlled by, or is under common control with such Person (for clarity, an investment fund, vehicle or account shall be deemed to be an “Affiliate” of all other investment funds, vehicles and accounts under common management, directly or indirectly, with such Person); provided, however, that in no event shall any portfolio company managed by an Affiliate of the Investor be considered to be an Affiliate of the Investor, as applicable. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“as-converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Class A Common Stock calculated on a basis in which all shares of Class A Common Stock issuable upon conversion of the outstanding Shares of Series A Preferred Stock (at the Conversion Price in effect on such date) are assumed to be outstanding as of such date and (ii) with respect to any outstanding Shares of Series A Preferred Stock as of any date, the number of shares of Class A Common Stock issuable upon conversion of such Shares of Series A Preferred Stock on such date (at the Conversion Price in effect on such date).

“beneficially owns”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Preferred Stock, if any, owned by such Person to Common Stock).

“Bloomberg” means Bloomberg Financial Markets and its successors.

“Board” has the meaning set forth in the Preamble.

“Bylaws” has the meaning set forth in Section 6.1.

“Business Day” means a day other than a Saturday, Sunday or other day on which the SEC or banks in the City of New York or Los Angeles, California are authorized or required by law to close.

“Cap Allocation” has the meaning set forth in Section 8.3(e).

“Cap Shares” has the meaning set forth in Section 8.3(e).

“Certificate of Designations” means this Certificate of Designations, Preferences and Rights of Series A Senior Convertible Preferred Stock of Zevia PBC, as it may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the Preamble.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Corporation.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means collectively the Class A Common Stock and the Class B Common Stock.

“Conversion Cap” has the meaning set forth in Section 4.2(b).

“Conversion Date” and “Conversion Dates” each have the meaning set forth in Section 8.3(b).

“Conversion Price” means, initially, $1.448 per Share, as adjusted from time to time in accordance with Section 8.7.

“Conversion Shares” means the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 8.

“Corporation” has the meaning set forth in the Preamble.

“Credit Agreement” means that certain Loan and Security Agreement, dated as of February 22, 2022, by and among Zevia LLC, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time.

“Current Market Price” means, on any day, the average of the Daily VWAP for the five (5) consecutive Trading Days ending the Trading Day immediately prior to the day in question.

“Daily VWAP” means the consolidated volume-weighted average price per share of Class A Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “AQR” page corresponding to the “ticker” for such Class A Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, or such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one share of such Class A Common Stock on such Trading Day). The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Deferred Closing Date” has the meaning given to such term in the Securities Purchase Agreement.

“DGCL” has the meaning set forth in the Preamble.

“Dividend Commencement Date” means the earliest of (i) the Deferred Closing Date, (ii) the date on which the Company files the 2026 Annual Report (as defined in the Securities Purchase Agreement) with the Commission and (iii) April 15, 2027.

“Dividend Payment Date” has the meaning set forth in Section 4.2(a).

“Dividend Rate” means 6.00% per annum, as adjusted pursuant to Section 7.5(b).

“Dividends” has the meaning set forth in Section 4.1.

“DTC” means The Depository Trust Company or any successor depositary.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any stock, any partnership interest, any limited liability company interest and any other interest, right or security convertible into, or exchangeable or exercisable for, capital stock, partnership interests, limited liability company interests or otherwise having the attendant right to vote for directors or similar representatives.

“Ex-Dividend Date” means the first date on which shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Excess Deferred Dividend Amount” has the meaning set forth in Section 4.2(b).

“Excess Dividend Amount” has the meaning set forth in Section 4.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 8.7(e).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof.

“Fundamental Change” shall be deemed to have occurred when any of the following has occurred:

(a)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its Wholly-owned Subsidiaries and the employee benefit plans of the Corporation and its Wholly-owned Subsidiaries, files any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock;

(b)    the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into cash, securities or other assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any person or group other than any of the Corporation’s Wholly-owned Subsidiaries; provided, however, that a transaction described in clause (i) or (ii) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c)    the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation;

(d)    the Class A Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors); or

(e)    the TRA is terminated pursuant to Section 3.01(a) or Section 3.01(b) of the TRA.

provided, however, that a transaction or transactions described in clause (b) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the common stockholders of the Corporation, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series A Preferred Stock becomes convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights. If any transaction in which the Common Stock is replaced by the securities of another entity occurs (or, in the case of a transaction that would have been a Fundamental Change but for the proviso immediately following clause (d) of this definition, following the effective date of such transaction) references to the Corporation in this definition shall instead be references to such other entity. For purposes of this definition, any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso).

“Fundamental Change Redemption” shall have the meaning specified in Section 7.1.

“Fundamental Change Redemption Date” shall have the meaning specified in Section 7.3(b).

“Fundamental Change Redemption Notice” shall have the meaning specified in Section 7.1.

“Fundamental Change Redemption Price” means, as of any date of redemption or Liquidation, as the case may be, the greater of (a) cash in an amount equal to the Investor Redemption Price and (b) an amount in cash and/or other assets (including securities) equal to the payment (including an amount in cash equal to the Fair Market Value of any non-cash consideration to be received by holders of shares of Class A Common Stock) that a holder of Shares of Series A Preferred Stock would have received had such holder, immediately prior to such redemption or Liquidation, as the case may be, converted such Shares then held by such holder into shares of Class A Common Stock at the applicable Conversion Price then in effect in accordance with Section 8.1, before any distributions are made to holders of Class A Common Stock and all other Junior Securities and subject to the rights of the holders of any Parity Securities or Senior Securities and the rights of the Corporation’s existing and future creditors.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational, or any national securities exchange on which shares of Common Stock are listed.

“holder” as of a particular time, means any Person that, as of such time, is the holder of record of at least one Share of Series A Preferred Stock.

“Indebtedness” means for any Person (without duplication): (a) all indebtedness of such Person for borrowed money, (b) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as finance leases and that would be capitalized and reflected as a liability on the balance sheet of such Person; provided that the term “Indebtedness” shall not include (i) trade payables or similar obligations, and accrued expenses, in each case arising in the ordinary course of business, (ii) any earn-out obligation in connection with an acquisition, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) any Non-Financing Lease Obligation, (v) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, (vi) obligations under any license, permit or approval or guarantees thereof incurred prior to the Initial Closing Date or in the ordinary course of business or consistent with past practice, (vii) any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, (viii) any intercompany Indebtedness, (ix) any hedging obligations that are not incurred for speculative purposes, and (x) any take or pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP. The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.

“Initial Closing Date” has the meaning given to such term in the Securities Purchase Agreement.

“Insolvency Event” means:

(a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any of its Material Subsidiaries;

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Corporation or any of its Material Subsidiaries, or of a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Material Subsidiaries or for a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries or (iii) the winding-up or liquidation of the Corporation or any of its Material Subsidiaries, and in the case of each of clauses (i) through (iii), such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c) the Corporation or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Material Subsidiaries or for a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors.

“Investor” means Bubble Holdings, LLC and other transferees to whom Shares of Series A Preferred Stock are transferred in accordance with the terms of the Securities Purchase Agreement.

“Investor Redemption” has the meaning set forth in Section 7.2.

“Investor Redemption Date” has the meaning set forth in Section 7.4(b).

“Investor Redemption Notice” has the meaning set forth in Section 7.2.

“Investor Redemption Price” means, as of any date of redemption, an amount of cash per Share equal to the greater of (i) the Accreted Value and (ii) an amount equal to 1.5 multiplied by the Original Issuance Price, less (a) any cash Dividends paid per Share in accordance with Section 4.2 and (b) any cash dividends or distributions paid per Share in accordance with Section 4.4, plus any unpaid Excess Deferred Dividend Amount.

“IRS” means the United States Internal Revenue Service.

“Issue Date” means (i) with respect to any Shares issued on the Initial Closing Date, the Initial Closing Date and (ii) with respect to any Shares issued on the Deferred Closing Date, the Deferred Closing Date.

“Junior Securities” means, collectively, the Common Stock and each other class or series of capital stock of the Corporation now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Last Reported Sale Price” of the Class A Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock is traded. If the Class A Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Class A Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Class A Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Class A Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Law” means all state or federal laws, common law, statutes, ordinances, codes, rules or regulations, orders, executive orders, judgments, injunctions, governmental guidelines or interpretations having the force of law, Permits, decrees, or other similar requirements enacted, adopted, promulgated, or applied by any Governmental Authority.

“Liquidation” has the meaning set forth in Section 5.1.

“Mandatory Conversion” has the meaning set forth in Section 8.2.

“Mandatory Conversion Date” has the meaning set forth in Section 8.2(a).

“Mandatory Conversion Right” has the meaning set forth in Section 8.2.

“Material Subsidiary” shall mean any Subsidiary other than any Subsidiary of the Corporation that did not, as of the last day of the fiscal quarter of the Corporation most recently ended, have assets with a value in excess of 10.00% of the consolidated total assets or revenues and income from continuing operations before taxes representing in excess of 10.00% of total revenues and income from continuing operations before taxes, respectively, of the Corporation and its Subsidiaries on a consolidated basis as of such date and after giving pro forma effect to any acquisitions or dispositions which occur after such balance sheet date.

“Net Debt” means, as at any date of determination, (i) the aggregate principal amount of Indebtedness of the Corporation and its Subsidiaries outstanding as of such date, minus (ii) the aggregate amount of all cash and cash equivalents of the Corporation or any of its Subsidiaries as of such date that would not appear as “restricted” on a consolidated balance sheet of the Corporation and its Subsidiaries, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease (including any lease that would not have been a capital lease under GAAP as of December 31, 2017) shall be considered a Non-Financing Lease Obligation.

“Notice of Conversion” has the meaning set forth in Section 8.3(b).

“Notice of Mandatory Conversion” has the meaning set forth in Section 8.2(a).

“Optional Conversion” has the meaning set forth in Section 8.1.

“Optional Conversion Date” has the meaning set forth in Section 8.3(b).

“Original Issuance Price” means, with respect to any Share on any given date, $1,000.00.

“Parity Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Permits” means all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Preferred Stock” has the meaning set forth in the Recitals.

“Redemption Date” and “Redemption Dates” have the meanings set forth in Section 7.4(b).

“Redemption Note” has the meaning set forth in Section 7.5(b).

“Reorganization Event” has the meaning set forth in Section 8.7(f).

“Restricted Stock Legend” means the legend set forth in Exhibit A hereto, which legend is required to be placed on all Series A Preferred Stock Certificates.

“Restricted Series A Preferred Stock Certificate” means a Series A Preferred Stock Certificate bearing the Restricted Stock Legend.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of October 22, 2026, by and between the Corporation and the Investor.

“Senior Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to, or has preference or priority over, the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Series A Preferred Stock Certificate” means one or more certificates representing Series A Preferred Stock registered in the name of the holder thereof, except that any such Series A Preferred Stock Certificate shall not have a schedule of increases or decreases.

“Shares” has the meaning set forth in Section 1.

“Spin-Off” has the meaning set forth in Section 8.7(d).

“Spin-Off Valuation Period” has the meaning set forth in Section 8.7(d).

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Surplus Amount” has the meaning set forth in Section 4.4.

“Tax” and “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest, or penalties and additions to tax imposed by any Governmental Authority.

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 8.7(e).

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Net Debt as of the last day of the most recently ended period of four (4) consecutive fiscal quarters for which financial statements are available to (ii) EBITDA (as defined in the Credit Agreement) as of the last day of the most recently ended period of four (4) consecutive fiscal quarters for which financial statements are available.

“TRA” means the Tax Receivable Agreement, dated as of July 21, 2021, as amended from time to time, by and among the Corporation, Zevia LLC, the TRA Holders (as defined therein) and the TRA Representative (as defined therein).

“Trading Day” means a Business Day on which The New York Stock Exchange (or any other national securities exchange on which the Class A Common Stock is listed at such time) is open for business.

“Transfer Agent” means the transfer agent with respect to the Series A Preferred Stock, which, on and as of the Issue Date occurring on the Initial Closing Date, shall be Equiniti Trust Company, LLC, and any successor transfer agent of national reputation appointed by the Corporation and notified to the holders.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Equity Securities (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) are owned by any one (1) or more of the Corporation and the Corporation’s other Wholly-owned Subsidiaries at such time.

3.           Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank (a) senior to all Junior Securities, (b) pari passu with any Parity Securities in issue from time to time, and (c) junior to all Senior Securities.

4.	Dividends.

4.1    Accrual of Dividends. From and after the Dividend Commencement Date, cumulative dividends (“Dividends”) on each Share shall accrue daily in arrears at the applicable Dividend Rate on the Accreted Value of such Share as of the beginning of the applicable quarterly period, whether or not there are funds legally available for the payment of dividends. Unless paid in cash in accordance with Section 4.2, each Dividend shall be added to the Accreted Value as a payment-in-kind dividend on the applicable Dividend Payment Date.

4.2    Payment of Dividends.

(a)    On the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”), the Corporation may elect to pay in cash some or all of the Dividend accrued for the applicable quarterly period. If the Corporation makes that election, it shall pay the cash Dividend pro rata on all Shares. If the Corporation does not make that election, the Dividend for that period shall be added to the Accreted Value as a payment-in-kind dividend on that Dividend Payment Date and shall thereafter bear Dividends at the applicable Dividend Rate. The record date for payment of dividends on the Series A Preferred Stock will be the fifteenth (15th) day of the calendar month of the applicable Dividend Payment Date, whether or not such date is a Business Day, and dividends shall only be payable to registered holders of record of the Series A Preferred Stock as such holders appear on the stock register of the Corporation at the close of business on the related record date. If any Dividend Payment Date is not a Business Day, the applicable payment shall be due on the next succeeding Business Day and no additional dividend amount for such period shall be payable during such period as a result of such delay, but shall be paid on the next succeeding Dividend Payment Date.

(b)    Notwithstanding anything to the contrary herein, to the extent that upon any Dividend Payment Date, the election to not pay a Dividend in cash would result in the number of shares of Class A Common Stock issued and/or into which the outstanding Series A Preferred Stock could be converted, individually or in the aggregate, to exceed 14,428,844 shares of Class A Common Stock (as adjusted for any event set forth in Section 8.7) (the “Conversion Cap”), then the Corporation must declare and make each dividend payment on the Series A Preferred Stock on each such Dividend Payment Date in cash (the aggregate amount of such dividend payments required to be paid in cash on such Dividend Payment Date, the “Excess Dividend Amount”), unless, and solely to the extent, the Corporation elects to defer the cash payment of any Excess Dividend Amount because the Corporation is prohibited by applicable Law (including the DGCL) to make such cash payment (the aggregate amount of any Excess Dividend Amount required to be paid in cash on such Dividend Payment Date but so deferred, the “Excess Deferred Dividend Amount”); any Excess Deferred Dividend Amount must be paid in cash upon any conversion of the Series A Preferred Stock in accordance with Section 8 rather than converting into shares of Class A Common Stock.

(c)    If the Corporation fails to pay any Excess Deferred Dividend Amount in cash on the applicable Dividend Payment Date as set forth in clause (b) above (including as a result of being prohibited by the DGCL from making such payment), then (i) any such Excess Deferred Dividend Amount shall continue to accrue and accumulate at the Dividend Rate then in effect for the period from and including the applicable Dividend Payment Date upon which the Corporation fails to pay in cash such Excess Deferred Dividend Amount through but not including the day upon which the Corporation pays in cash such Excess Deferred Dividend Amount and (ii) the Corporation shall not, and shall not be required to, add to or otherwise increase the Accreted Value of the Shares of Series A Preferred Stock in respect of such Excess Deferred Dividend Amount.

(d)    In addition, unless and until all Excess Deferred Dividend Amounts that are required to be paid in cash have been paid in full in cash, the Corporation shall not declare or pay any dividends or make any distributions, whether in cash, securities or other property, on any Junior Securities (other than dividends, payments or distributions payable solely in Junior Securities or in options, warrants or other rights to purchase such Junior Securities), nor shall the Corporation directly or indirectly redeem, purchase or otherwise acquire for consideration any Junior Securities; provided, that the foregoing shall not restrict (i) any repurchase of unvested shares of Junior Securities following termination of an employee, advisor or consultant of the Corporation or its Subsidiaries, (ii) the forfeiture or withholding of taxes payable in connection with, and repurchases or withholdings of Junior Securities deemed to occur with respect to the exercise or vesting of any stock or other equity options or warrants, stock units or other incentive interests or the vesting of equity awards if such Junior Securities represents a portion of the exercise price thereof or the withholding of a portion of such Junior Securities to pay taxes payable on account of such exercise, (iii) net settlement of derivatives or convertible, exchangeable or similar securities, (iv) repurchase or redemption of Junior Securities made in exchange for, or in amount equal to or less than the proceeds of a substantially concurrent sale or issuance of Junior Securities to the extent contributed to the Corporation, (v) repurchase or redemption of Junior Securities deemed to occur in connection with paying cash in lieu of fractional shares of such Junior Securities in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Corporation and (vi) repurchase or redemption of Junior Securities in accordance with provisions similar to those described in Section 7.1 hereof (provided that, for the purposes of this clause (vi), all Shares of Series A Preferred Stock tendered by holders in connection with such Fundamental Change Redemption have been repurchased or redeemed).

4.3    Dividend Calculations. Dividends on the Series A Preferred Stock shall accrue, whether or not earned or declared and whether or not there are specific profits, surplus or other funds of the Corporation legally available for the payment of dividends, based on actual days elapsed over a 365-day year, commencing on the Dividend Commencement Date, and, unless paid in cash, shall compound quarterly by adding unpaid payment-in-kind Dividends to the Accreted Value on each Dividend Payment Date.

4.4    Dividends on the Class A Common Stock. If the Corporation declares a dividend or makes a distribution of cash (or any other distribution treated as a dividend under Section 301 of the Code) on its Class A Common Stock, each holder of Shares of Series A Preferred Stock shall be entitled to participate in such dividend or distribution in an amount equal to the largest number of whole shares of Class A Common Stock into which all Shares of Series A Preferred Stock (including any accrued but unpaid dividends up to, but excluding, the applicable record date, but not with respect to any Excess Deferred Dividend Amount, and in any event subject to the limitations set forth in Section 4 and Section 8.3(e)) held of record by such holder is convertible pursuant to Section 8 herein as of the record date for such dividend or distribution or, if there is no specified record date, as of the date of such dividend or distribution; provided that any such cash dividend or distribution received by the holders of Shares of Series A Preferred Stock shall reduce, on a dollar-for-dollar basis, the Dividends payable as provided in Section 4.2 on the immediately succeeding Dividend Payment Date and, if applicable, subsequent Dividend Payment Dates in respect of such Shares of Series A Preferred Stock as of the time such cash dividend or distribution is made. For the avoidance of doubt, if any such cash dividend or distribution received by the holders of Shares of Series A Preferred Stock pursuant to this Section 4.4 is greater than the Dividends payable as provided in Section 4.2 for the immediately succeeding Dividend Payment Date (the “Surplus Amount”), the Dividends payable as provided in Section 4.2 for succeeding Dividend Payment Dates shall be reduced on a dollar-for-dollar basis until the Surplus Amount is zero.

4.5    Conversion Prior to or Following a Record Date. If the Conversion Date for any Shares is prior to the close of business on the record date for a dividend as provided in Section 4.2, holders of such Shares shall not be entitled to any dividend in respect of such record date. If the Conversion Date for any Shares is after the close of business on the record date for a dividend as provided in Section 4.2 but prior to the corresponding Dividend Payment Date, holders of such Shares as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such Shares prior to the applicable Dividend Payment Date.

5.	Liquidation.

5.1    Liquidation. In the event of any Insolvency Event of the Corporation (a “Liquidation”), the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with any payment to the holders of any Parity Securities and subject to the rights of Senior Securities and the Corporation’s creditors, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the Fundamental Change Redemption Price.

5.2    Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the Fundamental Change Redemption Price to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full amounts which would otherwise be payable in respect of the Series A Preferred Stock and any Parity Securities in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, taking into account the Fundamental Change Redemption Price payable in respect of such Series A Preferred Stock, and (b) the Corporation shall not make or agree to make, or set aside for the benefit of the holders of Junior Securities, any payments to the holders of Junior Securities.

5.3    Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

6.	Voting.

6.1    As-Converted Voting. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each holder of Shares of Series A Preferred Stock shall be entitled to a number of votes equal to the largest number of whole shares of Class A Common Stock into which all Shares of Series A Preferred Stock (including any accrued but unpaid dividends up to, but excluding, the applicable record date, but not with respect to any Excess Deferred Dividend Amount, and in any event subject to the limitations set forth in Section 4 and Section 8.3(e)) held of record by such holder is convertible pursuant to Section 8 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Amended and Restated Bylaws of the Corporation (the “Bylaws”).

6.2    Series A Consent Rights. For so long as the Investor beneficially owns a number of shares of Series A Preferred Stock representing at least fifty percent (50%) of the aggregate Shares issued on each Issue Date (or at least eight percent (8%) of the Common Stock (including the Series A Preferred Stock on an as-converted basis)) then issued and outstanding, without (A) the prior written approval of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, voting separately as a class, or (B) if the matter is subject to approval by the Board but not the stockholders of the Corporation, the affirmative vote (and not merely the participation, presence or vote being counted for quorum purposes) of the Purchaser Designee (as defined in the Securities Purchase Agreement), the Corporation shall not, and shall not permit any Subsidiary to:

(i)    amend, modify or waive any provision of this Certificate of Designations or the Certificate of Incorporation or the Bylaws in a manner that adversely alters or changes the rights, powers, preferences or privileges of the holders of the Series A Preferred Stock, including any amendment to Article III of the Certificate of Incorporation or any change in the Corporation’s status as a public benefit corporation or its election under Subchapter XV of the DGCL;

(ii)    create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, or increase or decrease the authorized number of Shares of Series A Preferred Stock, or issue any additional Shares of Series A Preferred Stock; provided, however, that the foregoing shall not restrict any such action taken solely in connection with a financing, the net proceeds of which are used to fund a redemption of all of the then-outstanding Shares of Series A Preferred Stock;

(iii)    purchase or redeem (or permit any Subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of Junior Securities of the Corporation other than (A) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized in this Certificate of Designations, (B) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (C) repurchases of capital stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof and (D) dividends or distributions on shares of Junior Securities, the aggregate amount of which, when taken together with all other dividends and distributions made pursuant to this clause (D) during the applicable fiscal year of the Corporation, does not exceed an amount equal to 1.00 times “Free Cash Flow” of the Corporation for the trailing twelve (12)-month period ending on the last day of the most recently completed fiscal quarter; provided, however, that the exception in clause (D) shall not apply if any Investor Redemption or Fundamental Change Redemption remains unsatisfied; and provided, further, that “Free Cash Flow” means, for any period, consolidated cash flow from “operating activities” (defined in ASC 230-10-20) less capital expenditures actually paid in cash during such period, in each case determined in accordance with GAAP and excluding cash proceeds from financings and asset dispositions;

(iv)    acquire (whether by merger, consolidation, amalgamation, asset purchase, purchase of equity securities, joint venture or otherwise) any business, Person or division thereof, or effect any divestiture (whether by merger, asset sale, sale of equity securities or otherwise) of any business, Person or division thereof (including any Subsidiary), in each case, for consideration in excess of $25.0 million;

(v)    change the Corporation’s independent registered public accounting firm or make or permit any material change to its accounting policies, in each case other than in the ordinary course of business or as required by a change in U.S. GAAP or applicable Law;

(vi)    commence, or permit any Subsidiary to commence, any voluntary liquidation, dissolution, winding up or bankruptcy proceeding; or

(vii)    exercise its right to terminate the rights under the TRA with respect to all or a portion of the Units (as defined in the TRA) pursuant to and in accordance with Section 3.01(a) of the TRA.

7.	Redemption.

7.1    Fundamental Change Redemption. Subject to the provisions of this Section 7, upon the occurrence of a Fundamental Change, each holder of Series A Preferred Stock shall have the right to require the Corporation to redeem, and the Corporation shall redeem, out of funds legally available therefor, all of the then-outstanding Shares of Series A Preferred Stock held by such holder requested by such holder to be redeemed (a “Fundamental Change Redemption”) for a price per Share equal to the Fundamental Change Redemption Price. In connection with a Fundamental Change, the Corporation shall provide to the holders of Series A Preferred Stock written notice of the proposed Fundamental Change (the “Fundamental Change Redemption Notice”) at least twenty (20) calendar days prior to the date on which the Corporation anticipates consummating a Fundamental Change (or if later and subject to this Section 7.1, promptly after the Corporation discovers that a Fundamental Change may occur). Any such Fundamental Change Redemption shall occur on the date of consummation of the Fundamental Change and in accordance with the Fundamental Change Redemption Notice, if such notice is received by the holders of Series A Preferred Stock at least five (5) Business Days prior to the consummation of such Fundamental Change (solely in the case of the Corporation discovering a Fundamental Change may occur following the twenty (20) calendar day period above and within five (5) Business Days after the consummation of such Fundamental Change if the Corporation shall discover the occurrence of such Fundamental Change at a later date). In exchange for the cancellation of Shares of Series A Preferred Stock in accordance with Section 7.6 below, the Fundamental Change Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series A Preferred Stock, except to the extent prohibited by applicable law, including the DGCL.

7.2    Investor’s Redemption. Subject to the provisions of this Section 7.2, at any time and from time to time, following the earliest to occur of (i) the fourth (4th) anniversary of the Initial Closing Date, (ii) the incurrence by the Corporation or any of its Subsidiaries of any new Indebtedness without the prior approval of the Investor (other than (x) draws under the existing revolving commitments available under the Credit Agreement incurred in the ordinary course of business, or (y) Indebtedness incurred to finance a redemption of Shares of Series A Preferred Stock pursuant to this Section 7, but only if all of the then-outstanding Shares of Series A Preferred Stock are redeemed from the net proceeds of such Indebtedness), such that, immediately following such incurrence, on a pro forma basis, the consolidated Net Debt of the Corporation and its Subsidiaries exceeds the greater of (A) $20.0 million and (B) an amount such that the Total Net Leverage Ratio would be greater than 3.00 to 1.00, calculated after giving effect to the incurrence of such Indebtedness, and (iii) the Corporation or any of its Subsidiaries entering into a definitive agreement providing for the sale or other disposition of assets for consideration in excess of $10.0 million (other than sales, transfers or other dispositions of (A) inventory, finished goods or products in the ordinary course of business, (B) assets that are obsolete, worn-out, damaged, no longer used or useful in the conduct of business, or otherwise surplus to the Corporation’s or its Subsidiaries’ operating requirements, or (C) assets transferred (x) by the Corporation to any direct or indirect Subsidiary of the Corporation, or (y) by any direct or indirect Subsidiary of the Corporation to the Corporation or another direct or indirect Subsidiary of the Corporation), the Investor shall have the right, by written election delivered to the Corporation, to require the Corporation to redeem all or any portion of the Investor’s outstanding Shares of Series A Preferred Stock at a price per Share equal to the Investor Redemption Price (an “Investor Redemption”). Any such Investor Redemption shall occur not less than sixty (60) days following receipt by the Corporation of a written election notice (the “Investor Redemption Notice”) from the Investor. Following the notice period required by the Investor Redemption Notice, the Corporation shall redeem all, or in the case of an election to redeem less than all of the Shares of Series A Preferred Stock, the same pro rata portion of each such holder’s Shares pursuant to this Section 7.2. In exchange for the surrender to the Corporation by the respective holders of Shares of Series A Preferred Stock of their certificate or certificates, if any, representing such Shares on or after the applicable Investor Redemption Date in accordance with Section 7.6 below, the Investor Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series A Preferred Stock, except to the extent prohibited by applicable law, including the DGCL.

7.3    Fundamental Change Redemption Notice. Each Fundamental Change Redemption Notice shall state:

(a)    the Fundamental Change Redemption Price;

(b)    the date of the closing of the redemption, which pursuant to Section 7.1 shall be the date of consummation of the Fundamental Change (the applicable date, the “Fundamental Change Redemption Date”), provided that the Fundamental Change Redemption Date shall in no event be later than the date on which the Corporation is required to make any payment pursuant to the TRA as a result of such Fundamental Change;

(c)    the current Conversion Price of the Series A Preferred Stock;

(d)    a description of the information needed from the holder to elect to participate in such redemption, including a form of any notice required to be delivered by a holder to participate in such redemption;

(e)    a description of the payments and other actions required to be made or taken in order to satisfy all of the Corporation’s obligations under any outstanding indebtedness; and

(f)    the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series A Preferred Stock to be redeemed.

7.4    Investor Redemption Notice. Each Investor Redemption Notice shall state:

(a)    the number of Shares of Series A Preferred Stock held by the holder that the holder proposes the Corporation to redeem on the Investor Redemption Date specified in the Investor Redemption Notice;

(b)    the date of the closing of the redemption, which shall be no earlier than sixty (60) days following delivery to the Corporation of the Investor Redemption Notice (each an “Investor Redemption Date” and, together with the Fundamental Change Redemption Date, the “Redemption Dates” and each, a “Redemption Date”), and the Investor Redemption Price; and

(c)    the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series A Preferred Stock to be redeemed.

7.5    Insufficient Funds; Remedies For Nonpayment.

(a)    Insufficient Funds. If on any Redemption Date the assets of the Corporation legally available are insufficient to pay the full Fundamental Change Redemption Price or Investor Redemption Price for the total number of Shares to be redeemed, the Corporation shall (i) take all commercially reasonable actions required and permitted under applicable law to maximize the assets legally available for paying the Fundamental Change Redemption Price or Investor Redemption Price, as applicable, (ii) redeem out of all such assets legally available therefor on the applicable Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares to be redeemed by each such holder on the applicable Redemption Date, and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall use such assets to pay the remaining balance of the aggregate applicable Fundamental Change Redemption Price or Investor Redemption Price.

(b)    Remedies For Nonpayment. If on any Redemption Date all of the Shares elected to be redeemed pursuant to such redemption are not redeemed in full by the Corporation by paying the entire applicable redemption price in cash, a note attached as Exhibit C to the Securities Purchase Agreement (a “Redemption Note”) will be deemed to be issued automatically by the Corporation to the holder exercising its redemption right pursuant to Section 7.1 or Section 7.2, as applicable, in the amount of the Fundamental Change Redemption Price or Investor Redemption Price, as applicable (less any amounts paid by the Corporation in cash) in full satisfaction of the Corporation’s obligations under this Section 7. From and after the date on which a Redemption Note is deemed issued pursuant to this Section 7.5(b), dividends shall cease to accrue on the Shares redeemed in exchange for such Redemption Note, and all accrued and unpaid dividends on such Shares through such date shall be included in the principal amount of such Redemption.

7.6    Surrender of Certificates. On or before the applicable Redemption Date, each holder of Shares of Series A Preferred Stock being redeemed shall surrender the certificate or certificates, if any, representing such Shares to the Corporation in the manner and place designated in the Fundamental Change Redemption Notice or Investor Redemption Notice, as applicable, or to the Corporation’s corporate secretary at the Corporation’s headquarters, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto). Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the Fundamental Change Redemption Price or Investor Redemption Price, as applicable, by certified check or wire transfer to the holder of record of such certificate; provided, that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of the canceled stock certificate.

7.7    Rights Subsequent to Redemption.

(a)    If on the applicable Redemption Date, the applicable redemption price is paid in full in cash for any of the Shares to be redeemed on such Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

(b)    Notwithstanding Section 7.7(a), if on the applicable Redemption Date the applicable redemption price is not paid in full in cash and a Redemption Note is deemed issued pursuant to Section 7.5, and so long as any amounts remain outstanding under the Redemption Note, (A) the Corporation shall not without the written approval of the Payee (as defined in the Redemption Note) (i) incur any Indebtedness that ranks senior to the Corporation’s obligations under the Redemption Note (except for any Indebtedness incurred to finance a redemption of Shares of Series A Preferred Stock pursuant to this Section 7, but only if all of the then-outstanding Shares of Series A Preferred Stock are redeemed from the net proceeds of such Indebtedness), (ii) pay any Indebtedness that ranks junior to the Corporation’s obligations under the Redemption Note, or (iii) pay any Indebtedness that ranks pari passu with the Corporation’s obligations under the Redemption Note without paying such obligation on a pro rata basis, (B) the consent rights set forth in Section 6.2(iii) and Section 6.2(iv) shall apply to the Payee, and (C) the Payee shall have the information rights set forth in Section 5.5 of the Securities Purchase Agreement.

8.	Conversion.

8.1    Holders’ Optional Right to Convert. Subject to the provisions of this Section 8 and the Conversion Cap, at any time and from time to time, the holders of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series A Preferred Stock (including any fraction of a Share), (each, an “Optional Conversion”), into an aggregate number of shares of Class A Common Stock as is determined by (i) multiplying (A) the number of Shares (including any fraction of a Share) to be converted by (B) the Accreted Value and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion; in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 8.3(c).

8.2    Mandatory Conversion. Subject to the provisions of this Section 8, at any time on or after the third (3rd) anniversary of the Initial Closing Date, if (i) the Daily VWAP per share of Class A Common Stock is at least 150% of the Conversion Price on at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days, (ii) there is then in effect an effective registration statement covering the resale of all shares of Class A Common Stock issuable upon conversion of Shares of Series A Preferred Stock, (iii) the Class A Common Stock remains listed on The New York Stock Exchange or its successor, and (iv) no redemption obligation with respect to the Series A Preferred Stock is then outstanding and unsatisfied, the Corporation may elect to convert all or any portion of the outstanding Shares of Series A Preferred Stock (including any fraction of a Share) (the “Mandatory Conversion Right” and each conversion pursuant to this Section 8.2, a “Mandatory Conversion”) at the Conversion Price in effect immediately prior to such conversion (with the aggregate number of shares of Class A Common Stock to be delivered by the Corporation determined pursuant to the formula set forth in Section 8.1), and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 8.3(c); provided, that in the case of an election to convert less than all of the outstanding Shares of Series A Preferred Stock, the Corporation shall convert the same pro rata portion of each holder’s Shares converted pursuant to this Section 8.2.

(a)    Notwithstanding anything to the contrary in this Section 8.2, the Corporation’s exercise of its Mandatory Conversion Right, and any related Notice of Mandatory Conversion, will not apply to any Share of Series A Preferred Stock as to which a Fundamental Change Redemption Notice has been duly delivered and not withdrawn. The date (the “Mandatory Conversion Date”) for any Mandatory Conversion will be a Business Day of the Corporation’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Notice of Mandatory Conversion for such Mandatory Conversion. To exercise its Mandatory Conversion Right with respect to any Shares of Series A Preferred Stock, the Corporation must send to each holder of such Shares a written notice of such exercise (a “Notice of Mandatory Conversion”). Such Notice of Mandatory Conversion must state: (i) that the Corporation has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of such Shares, briefly describing the Corporation’s Mandatory Conversion Right under this Certificate of Designations; (ii) the Mandatory Conversion Date for such Mandatory Conversion (which shall be the date scheduled for the settlement of such Mandatory Conversion); (iii) that Shares of Series A Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of each holder thereof pursuant to an Optional Conversion at any time before the close of business on the Business Day immediately before the Mandatory Conversion Date; (iv) the Conversion Price in effect on the date of the Notice of Mandatory Conversion for such Mandatory Conversion; and (v) the CUSIP and ISIN numbers, if any, of the Series A Preferred Stock. If less than all Shares of Series A Preferred Stock then outstanding are subject to Mandatory Conversion, then the Shares of Series A Preferred Stock to be subject to such Mandatory Conversion will be selected by the Corporation pro rata.

8.3    Procedures for Conversion; Effect of Conversion.

(a)    Procedures for Mandatory Conversion. If the Corporation duly exercises, in accordance with Section 8.2, its Mandatory Conversion Right with respect to any Share of Series A Preferred Stock, then (1) the Mandatory Conversion of such Share will occur automatically and without the need for any action on the part of each holder(s) thereof; and (2) the shares of Class A Common Stock due upon such Mandatory Conversion will be registered in the name of the holder(s) of such Shares of Series A Preferred Stock as of the close of business on the related Mandatory Conversion Date.

(b)    Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 8.1, a holder shall submit a written election to the Corporation that such holder elects to convert Shares specifying the number of Shares elected to be converted (a “Notice of Conversion”). The holder shall surrender, along with a Notice of Conversion, if applicable, to the Corporation the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto). The conversion of such Shares hereunder shall be deemed effective as of the date of submission of the Notice of Conversion and surrender of such Series A Preferred Stock certificate or certificates, if any (such date, the “Optional Conversion Date” and, together with the Mandatory Conversion Date, each a “Conversion Date” and collectively the “Conversion Dates”). Upon the receipt by the Corporation of a Notice of Conversion and the surrender of such certificate(s) and accompanying materials (if any), the Corporation shall as promptly as practicable (but in any event within three (3) Trading Days thereafter) deliver to the relevant holder or holders, as applicable (A) the number of shares of Class A Common Stock (subject to Section 8.3(c)) to which such holder or holders shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1, as applicable, and, if applicable, (B) the number of Shares of Series A Preferred Stock delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election, in each case in book-entry form on the Corporation’s share ledger. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free and clear of all Taxes, liens, charges and encumbrances with respect to the issuance thereof. Notwithstanding anything to the contrary in this Section 8.3(b), if any Shares of Series A Preferred Stock are held in book-entry form through DTC, holders must convert their Shares in accordance with the applicable procedures of DTC.

(c)    Fractional Shares. The Corporation shall not issue any fractional shares of Class A Common Stock upon conversion of Series A Preferred Stock. Instead, the Corporation shall pay a cash adjustment to the holder of Series A Preferred Stock being converted based upon the Current Market Price on the Trading Day prior to the Conversion Date.

(d)    Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in Section 8.1 or Section 8.2, as applicable, shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 7), other than the right of the holder to receive shares of Class A Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

(e)    Limitation on Conversions. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to issue any shares of Class A Common Stock pursuant to the terms of this Certificate of Designations, and the holders of Series A Preferred Stock shall not have the right to receive any shares of Class A Common Stock pursuant to the terms of this Certificate of Designations, to the extent the issuance of such shares of Class A Common Stock would cause the Conversion Cap to be exceeded. No holder of Series A Preferred Stock shall be issued in the aggregate, pursuant to the terms of this Certificate of Designations, shares of Class A Common Stock in an amount greater than such holder’s pro rata allocation of shares of Class A Common Stock issuable in an amount not to cause the Conversion Cap to be exceeded based on a fraction, the numerator of which is the aggregate number of Shares of Series A Preferred Stock issued to such initial holder pursuant to the Securities Purchase Agreement on each Issue Date and the denominator of which is the aggregate number of all Shares of Series A Preferred Stock issued to the initial holders pursuant to the Securities Purchase Agreement on each Issue Date (with respect to each such holder, the “Cap Allocation”). In the event that any initial holder (or a transferee of an initial holder) shall sell or otherwise transfer any of such holder’s Series A Preferred Stock, the transferee shall be allocated a pro rata portion of such holder’s Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Cap Allocation allocated to such transferee. In the event that any holder shall have converted all of such holder’s Series A Preferred Stock into a number of shares of Class A Common Stock which, in the aggregate, is less than such holder’s Cap Allocation, then the difference between such holder’s Cap Allocation and the number of shares of Class A Common Stock actually issued to such holder shall be allocated to the respective Cap Allocations of the remaining holders on a pro rata basis in proportion to the shares of Class A Common Stock underlying the Series A Preferred Stock then held by each such holder. Upon any conversion of Series A Preferred Stock into shares of Class A Common Stock, the Corporation shall also pay in cash to the converting holder, concurrently with the issuance of such shares of Class A Common Stock, all Excess Deferred Dividend Amounts with respect to the Shares of Series A Preferred Stock so converted. In the event that the Corporation is prohibited from issuing any shares of Class A Common Stock in connection with a conversion of Series A Preferred Stock pursuant to Section 8.1 or Section 8.2 (the “Cap Shares”), the Corporation shall, to the fullest extent permitted by law and out of funds lawfully available therefor, pay cash on or prior to the applicable share delivery date to such holder in exchange for the redemption of such number of Shares of Series A Preferred Stock held by the holder that are not convertible into such Cap Shares at a price equal to the product of (x) such number of Cap Shares and (y) the Current Market Price of the share of Class A Common Stock on the applicable Conversion Date or Mandatory Conversion Date.

8.4    Reservation of Stock. The Corporation shall at all times when any Shares of Series A Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.7 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

8.5    No Charge or Payment. The issuance of certificates for shares of Class A Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to Section 8.1 or Section 8.2, as applicable, shall be made without payment of additional consideration by, or other charge, cost or Tax to, the holder in respect thereof.

8.6    Termination of Conversion Right in Connection with Redemption. Notwithstanding anything to the contrary set forth in this Certificate of Designations, in no event may Shares of Series A Preferred Stock be converted as provided in Section 8.1 or Section 8.2, as applicable, on and following the date that is two (2) Business Days prior to the applicable Redemption Date in respect of such Shares, provided that, for the avoidance of doubt, this Section 8.6 shall no longer apply in respect of Shares of Series A Preferred Stock to be redeemed in accordance with Section 7 if the closing of the redemption of such Shares does not occur on the applicable Redemption Date and so long as such Shares are not otherwise redeemed.

8.7    Adjustment to Conversion Price and Number of Conversion Shares. The Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series A Preferred Stock shall be subject to adjustment, without duplication, from time to time as provided in this Section 8.7, except that the Corporation shall not make any adjustment to the Conversion Price if each holder of the Series A Preferred Stock participates, at the same time and upon the same terms as all holders of Class A Common Stock and solely as a result of holding Series A Preferred Stock, in any transaction described in this Section 8.7, without having to convert its Series A Preferred Stock, as if each such holder held a number of shares of Class A Common Stock that would be issuable upon conversion of such Series A Preferred Stock in accordance with Section 8.1. For the avoidance of doubt, upon receipt by holders of any cash dividend or distribution in accordance with Section 4.4, each holder of the Series A Preferred Stock shall be deemed to have participated, at the same time and upon the same terms as all holders of Class A Common Stock and solely as a result of holding Series A Preferred Stock, in such cash dividend or distribution.

(a)    Subdivisions and Combinations. In case the outstanding shares of Class A Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Class A Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Class A Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.

(b)    Stock Dividends or Distributions. If the Corporation shall issue shares of Class A Common Stock as a dividend or distribution on all or substantially all shares of Class A Common Stock or if the Corporation effects a stock split or combination of the Class A Common Stock (other than as set forth in Section 8.7(a)), the Conversion Price shall be adjusted based on the following formula:

where,

CP1	=

the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

CP0	=

the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

OS0	=

the number of shares of Class A Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of Class A Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustment made under this clause (b) shall become effective immediately after the open of business on such Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (b) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared or announced.

(c)    Distributions of Rights, Options or Warrants. If the Corporation shall distribute to all or substantially all holders of its Class A Common Stock any rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholders’ rights plan, in which case the provisions of Section 8.7(g) shall apply) entitling them to purchase, for a period of not more than 45 calendar days from the announcement date for such distribution, shares of the Class A Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Class A Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, the Conversion Price shall be decreased based on the following formula:

where

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

OS0	=	the number of shares of the Class A Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X	=

the number of shares of the Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution; and

Y	=	the total number of shares of the Class A Common Stock issuable pursuant to such rights, options or warrants.

Any decrease made under this clause (c) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Class A Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Class A Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such record date for such distribution had not occurred.

For purposes of this clause (c), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Class A Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Class A Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, and in determining the aggregate offering price of such shares of the Class A Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, as reasonably determined by the Corporation in good faith.

(d)    Distributions of Equity Securities, Indebtedness, other Securities, Assets or Property. If the Corporation distributes shares of its Equity Securities, evidences of its Indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities to all or substantially all holders of Class A Common Stock, excluding:

(i)    dividends or distributions as to which adjustment is required to be effected pursuant to clause (b) or (c) above;

(ii)    rights issued to all holders of the Class A Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Class A Common Stock and the plan provides that the holders of Shares of Series A Preferred Stock will receive such rights;

(iii)    dividends or distributions in which Series A Preferred Stock participates on an as-converted basis pursuant to Section 4.4; and

(iv)    Spin-Offs described below in this clause (d),

then the Conversion Price shall be decreased based on the following formula:

where

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

SP0	=

the average of the Last Reported Sale Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=

the fair market value (as determined by the Board in good faith) of the shares of Equity Securities, evidences of Indebtedness, securities, assets or property distributed with respect to each outstanding share of the Class A Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this clause (d) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, each holder of Shares of Series A Preferred Stock may elect to receive at the same time and upon the same terms as holders of shares of Class A Common Stock without having to convert its Series A Preferred Stock, the amount and kind of the Equity Securities, evidences of the Corporation’s Indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities of the Corporation that such holder would have received as if such holder owned a number of shares of Class A Common Stock into which the Share of Series A Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution. If the Board determines the “FMV” (as defined above) of any distribution for purposes of this clause (d) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this clause (d) where there has been a payment of a dividend or other distribution on the Class A Common Stock in shares of Equity Securities of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”), the Conversion Price shall be decreased based on the following formula:

where

CP1	=	Conversion Price in effect immediately after the end of the Spin-Off Valuation Period;

CP0	=	the Conversion Price in effect immediately prior to the end of the Spin-Off Valuation Period;

FMV	=

the average of the Last Reported Sale Prices of the Equity Securities or similar equity interest distributed to holders of the Class A Common Stock applicable to one share of the Class A Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 2 as if references therein to Class A Common Stock were to such Equity Securities or similar equity interest) over the first ten (10) consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Spin-Off Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Class A Common Stock over the Spin-Off Valuation Period.

Any adjustment to the Conversion Price under the preceding paragraph of this clause (d) shall be made immediately after the close of business on the last Trading Day of the Spin-Off Valuation Period. If the Conversion Date for any Share of Series A Preferred Stock to be converted occurs on or during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Spin-Off Valuation Period.

Notwithstanding the foregoing, if the “FMV” (as defined above) is equal to or greater than the Daily VWAP of the Class A Common Stock over the Spin-Off Valuation Period, in lieu of the foregoing decrease, each holder of Shares of Series A Preferred Stock may elect to receive at the same time and upon the same terms as holders of shares of Class A Common Stock without having to convert its Shares of Series A Preferred Stock, the amount and kind of Equity Securities or similar equity interest that such holder would have received as if such holder owned a number of shares of Class A Common Stock into which the Series A Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution.

(e)    Tender Offer, Exchange Offer. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Class A Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Class A Common Stock exceeds the average of the Last Reported Sale Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Price shall be decreased based on the following formula:

where

CP1	=	the Conversion Price in effect immediately after the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CP0	=	the Conversion Price in effect immediately prior to the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for shares purchased or exchanged in such tender or exchange offer;

SP1	=

the average of the Last Reported Sale Prices of the Class A Common Stock over the ten (10) consecutive Trading Day period beginning on, and including, the Trading Day next succeeding the Expiration Date (the “Tender/Exchange Offer Valuation Period”);

OS1	=

the number of shares of the Class A Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

OS0	=	the number of shares of the Class A Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 8.7(e), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 8.7(e) will be calculated as of the close of business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. If the Conversion Date for any Share of Series A Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

(f)    Adjustment for Reorganization Events. If there shall occur any reclassification, statutory share exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which the Class A Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) including a Fundamental Change (without limiting the rights of holders of Series A Preferred Stock or the Corporation with respect to any Fundamental Change) (a “Reorganization Event”), then, subject to Section 5, following any such Reorganization Event, each Share of Series A Preferred Stock shall remain outstanding and be convertible into the number, kind and amount of securities, cash or other property which a holder of such Share of Series A Preferred Stock would have received in such Reorganization Event had such holder converted its Shares of Series A Preferred Stock into the applicable number of shares of Class A Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 8.7 set forth with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 8.7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. Without limiting the Corporation’s obligations with respect to a Fundamental Change, the Corporation (or any successor) shall, no less than twenty (20) calendar days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preferred Stock of the expected occurrence of such event and of the kind and amount of the cash, securities or other property that each Share of Series A Preferred Stock is expected to be convertible into under this Section 8.7(f). Failure to deliver such notice shall not affect the operation of this Section 8.7(f). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Corporation is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(g)    Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Corporation is in effect upon conversion of the Shares of Series A Preferred Stock, the holder of Shares of Series A Preferred Stock will receive, in addition to any Class A Common Stock due upon conversion, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any conversion, the rights have separated from the shares of the Class A Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation distributed to all holders of the Class A Common Stock, shares of Equity Securities, evidences of Indebtedness, securities, assets or property as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h)    Other Issuances. Except as stated in this Section 8.7, the Corporation shall not adjust the Conversion Price for the issuances of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible or exchangeable securities.

(i)    Adjustment at the Discretion of the Board. The Corporation shall be permitted to decrease the Conversion Price by any amount for a period of at least twenty (20) Business Days if the Board determines in good faith that such decrease would be in the best interest of the Corporation. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Corporation’s securities are then listed, the Corporation also may (but is not required to) decrease the Conversion Price to avoid or diminish income tax to holders of Class A Common Stock or rights to purchase shares of Class A Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Price is decreased pursuant to either of the preceding two sentences, the Corporation shall deliver to the holders of the Series A Preferred Stock a notice of the decrease at least fifteen (15) days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

(j)    Rounding; Par Value; De-minimis Adjustments. All calculations under Section 8.7 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Class A Common Stock. If an adjustment to the Conversion Price otherwise required by this Section 8.7 would result in a change of less than 1% to the Conversion Price, then, notwithstanding anything to the contrary in this Section 8.7, the Corporation may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect (i) when all such deferred adjustments would result in an aggregate change to the Conversion Price of at least 1%, (ii) on the Conversion Date of any Share of Series A Preferred Stock, (iii) on the effective date of any Fundamental Change and (iv) in connection with Dividends paid on the Class A Common Stock pursuant to Section 4.4 hereof.

(k)    Treatment of Pre-Record Date Adjustments. Notwithstanding this Section 8.7 or any other provision of this Certificate of Designations, if a Conversion Price adjustment becomes effective on any Ex-Dividend Date, and a holder that has converted its Series A Preferred Stock on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of the shares of Class A Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding the Conversion Price adjustment provisions in this Section 8.7, the Conversion Price adjustment relating to such Ex-Dividend Date shall not be made for such converting holder. Instead, such holder shall be treated as if such holder were the record owner of the shares of Class A Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(l)    Notwithstanding anything to the contrary in this Section 8.7, the Conversion Price shall not be adjusted:

(i)    upon the issuance of any shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Class A Common Stock under any plan;

(ii)    upon the issuance of any shares of Class A Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of the Corporation’s Subsidiaries;

(iii)    upon the issuance of any shares of the Class A Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the Issue Date occurring on the Initial Closing Date;

(iv)    upon the repurchase of any shares of Class A Common Stock pursuant to an open market share repurchase program or other buy back transaction, including structured or derivative transactions, that is not a tender or exchange offer of the kind described in Section 8.7(e);

(v)    solely for a change in the par value of the Common Stock; or

(vi)    for accrued and unpaid Dividends, if any.

(m)	Certificate as to Adjustment.

(i)    As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)    As promptly as reasonably practicable following the receipt by the Corporation of a written request by such holder of Series A Preferred Stock, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series A Preferred Stock held by such holder.

(n)	Notices. In the event:

(i)    that the Corporation shall take a record of the holders of its Class A Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, unless the Corporation has previously publicly announced such information (including through filing or furnishing such information with the SEC), the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Conversion Shares.

9.             Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

10.         Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11.          Amendments and Waiver. No provision of this Certificate of Designations may be amended, modified or waived, whether by merger, consolidation or otherwise, except by an instrument in writing executed by the Corporation and holders of at least 50% of the then outstanding Shares of Series A Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, that any amendment, whether by merger, consolidation or otherwise, to (A)(i) decrease the Original Issuance Price, Investor Redemption Price, Conversion Price, Excess Deferred Dividend Amounts or Dividend Rate of any Share of Series A Preferred Stock or otherwise amend or modify in any manner adverse to the Investor the Corporation’s obligations to pay, or the circumstances under which the Corporation is obligated to offer or pay, the Investor Redemption Price or the Conversion Price, or increase the Conversion Price (or any amendment, modification or waiver, whether by merger or otherwise, which would in its application increase the Conversion Price) (subject to such modifications as are required under this Certificate of Designations) or (ii) otherwise amend any other terms of the Series A Preferred Stock in a manner that would have a disproportionate adverse effect on any holder of the Series A Preferred Stock as compared to other holders of the Series A Preferred Stock, requires the consent of holders of each Share of Series A Preferred Stock and to (B) without limiting the foregoing, amend or modify the provisions of Section 8.7 requires the consent of each holder of Series A Preferred Stock affected thereby. The holders of Series A Preferred Stock shall have all remedies available at law or in equity for a breach of this Certificate of Designations, including the right to seek specific performance. Unless the context specifically requires otherwise, this Certificate of Designations shall cease to apply upon the first day on which no share of Series A Preferred Stock is outstanding.

12.           Withholding. Each holder of Series A Preferred Stock shall provide the Corporation with a valid IRS Form W-9. The Corporation and its paying agent shall be entitled to withhold (and a holder of Series A Preferred Stock shall be responsible for) all Taxes on all payments on the Series A Preferred Stock or Class A Common Stock or other securities issued upon conversion of the Series A Preferred Stock in each case to the extent required by applicable Law, and any such amounts shall be deemed paid to the holder in respect of such amounts were withheld.

13.          Transfer Agent and Legends.

13.1	Restricted Stock Legend.

(a)    Each Restricted Series A Preferred Stock Certificate will bear the Restricted Stock Legend; and

(b)    if any Shares are issued in exchange for, or in substitution of, any other Shares, or to effect a partial conversion, then the certificate for such new Shares will bear the Restricted Stock Legend if the certificate representing such old Shares bore the Restricted Stock Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the certificate representing such new Shares need not bear the Restricted Stock Legend if such new Shares are freely transferable subject to this Certificate of Designations and the applicable provisions of the Securities Purchase Agreement immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

13.2    Other Legends. The certificate representing any Series A Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designations, as may be required by applicable law or any securities exchange or automated quotation system on which such Series A Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Corporation to be appropriate.

13.3    Transfer Agent. The duly appointed Transfer Agent for the Series A Preferred Stock on the Issue Date occurring on the Initial Closing Date shall be Equiniti Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

13.4    Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series A Preferred Stock shall be made without charge to any holder for any documentary, issue, transfer, stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the holder and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for processing of any Notice of Conversion.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be executed this 22nd day of October, 2026.

ZEVIA PBC

By:	/s/ Alexandre Ruberti
Name: Alexandre Ruberti
Title: Chief Executive Officer

[Signature Page to Certificate of Designations, Preferences and Rights of Series A Senior Convertible Preferred Stock of Zevia PBC]

EXHIBIT A

RESTRICTIVE LEGEND TO THE SERIES A PREFERRED STOCK CERTIFICATE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF, AND RESTRICTIONS ON TRANSFER SET FORTH IN, A SECURITIES PURCHASE AGREEMENT, DATED AS OF OCTOBER 22, 2026, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION, AND SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.